Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 11, 2011, with respect to the consolidated financial statements of Transocean Pacific Drilling Inc. included in the Registration Statement and related Prospectus of Pacific Drilling S.A. for the registration of its common shares.

/s/ Ernst & Young LLP

Houston, Texas

November 4, 2011